Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Old Dominion Freight Line, Inc. for the registration of common stock and to the incorporation by reference therein of our reports dated February 25, 2009, with respect to the financial statements and schedule of Old Dominion Freight Line, Inc. and the effectiveness of internal control over financial reporting of Old Dominion Freight Line, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Greensboro, North Carolina

October 28, 2009